SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (“Agreement”) executed as of August 2, 2007 (“Effective Date”), between Cytomedix, Inc., a Delaware corporation ("Cytomedix"), Fitch, Even, Tabin & Flannery ("Fitch, Even"), and The Coleman Law Firm ("Coleman"), who are all hereinafter collectively referred to as the “Parties.”

WITNESSETH

WHEREAS, the Parties entered into an Amended and Restated Retainer Agreement (“Retainer Agreement”) effective as of July 29, 2003, governing the terms of Fitch, Even and Coleman’s legal representation of Cytomedix, including, without limitation, the scope and nature of the legal representation and the fee agreement for such services; and

WHEREAS, the Parties entered into a Term Sheet Agreement (“Term Sheet”) effective as of August 2, 2007, which provides for certain consideration to be exchanged between the Parties in return for an amendment to the Retainer Agreement and the agreed upon liquidation of contingent fees due Fitch, Even and Coleman under the Retainer Agreement; and

WHEREAS, as provided in the Term Sheet, the Parties have agreed to the terms of the binding, final agreed-upon terms to be incorporated into the definitive agreements summarized in the Term Sheet.

NOW, THEREFORE, in consideration of the mutual terms, promises, agreements, and conditions herein, the receipt and adequacy of which are hereby acknowledged, the Parties acknowledge and agree as follows:

1. Incorporation of Recitals and Exhibits. All recitals set forth in this Agreement and the exhibits attached to this Agreement are contractual and are not merely recitals of fact.

2. Release of Claims and Interests under Retainer Agreement. No later than five business days after the execution of this Agreement, Cytomedix shall pay to Fitch, Even and Coleman the total sum of Ninety Thousand U.S. Dollars ($90,000) (the “Payment”), representing the agreed upon liquidation amount of contingent fees accrued and owed by Cytomedix pursuant to the Retainer Agreement through June 30, 2007. Upon receipt of the Payment, Fitch, Even and Coleman and any of their past, present, or future affiliates, partners, joint venturers, stockholders, members, predecessors, successors, assigns, officers, directors, employees, agents, representatives, independent contractors, attorneys, and any other person, firm, corporation or limited liability company with whom Fitch, Even and Coleman are now or may hereafter be affiliated, hereby waive and release any and all claims, interests and causes of action, whether known or unknown, under the Retainer Agreement, including without limitation any interest in all amounts due and payable to Cytomedix before or after June 30, 2007, and any and all interest in past or future revenue generated from licensing agreements or sales of Cytomedix’s products. Notwithstanding the foregoing, Coleman shall retain, and does not waive, its interest in royalties received from Medtronic, Inc. pursuant to a separate retainer agreement among Cytomedix, Coleman and Fish & Richardson.

3. Issuance of Shares of Common Stock. Cytomedix shall issue to Fitch, Even and Coleman a total of One Million Three Hundred Thousand (1,300,000) shares of Cytomedix common stock (“Shares”). The Shares shall be prorated between the firms according to their respective Lodestar Percentage as calculated according to Exhibit C of the Retainer Agreement. Cytomedix shall issue the Shares within ten (10) business days after receiving all necessary authorizations, including that from the American Stock Exchange, and after it has received lists from Fitch, Even and Coleman containing the identity of, and number of Shares to be issued to, each of their respective distributees.

4. Issuance of Warrants. Cytomedix shall issue to Fitch, Even and Coleman a total of Nine Hundred Seventy Five Thousand warrants to purchase shares of Cytomedix common stock (“Warrants”). The strike price on the Warrants will be as follows: 325,000 at $1.25 (Group A); 325,000 at $1.50 (Group B); and 325,000 at $1.75 (Group C). The form of the Warrants are attached to this Agreement as Exhibit A (Group A), Exhibit B (Group B) and Exhibit C (Group C). Cytomedix shall issue the Warrants within ten (10) business days after receiving all necessary authorizations, including that from the American Stock Exchange, and after it has received lists from Fitch, Even and Coleman containing the identity of, and number and type of Warrants to be issued to, each of their respective distributees.

5. Restrictions on Shares and Warrants. The Shares and the shares of Cytomedix common stock issuable upon exercise of the Warrants (“Warrant Shares”) are subject to the following restrictions:

a.)
During the period from the Effective Date until the date the Registration Statement (as defined in the Registration Rights Agreement between the Parties effective as of August 2, 2007) is declared effective, no Registered Securities may be publicly sold.

b.)	Beginning on the date the Registration Statement is declared effective, Fitch, Even and Coleman may publicly sell, or may exercise and publicly sell:

25% of the Shares
25% of the Warrant Shares

c.)
In or after the first fiscal quarter following the end of the fiscal quarter in which the Registration Statement is declared effective, Fitch, Even and Coleman may publicly sell, or may exercise and publicly sell:

25% of the Shares
25% of the Warrant Shares

d.)
In or after the second fiscal quarter following the end of the fiscal quarter in which the Registration Statement is declared effective, Fitch, Even and Coleman may publicly sell, or may exercise and publicly sell:

25% of the Shares
25% of the Warrant Shares

e.)
In or after the third fiscal quarter following the end of the fiscal quarter in which the Registration Statement is declared effective, Fitch, Even and Coleman may publicly sell, or may exercise and publicly sell:

25% of the Shares
25% of the Warrant Shares

f.) Notwithstanding the foregoing, Fitch, Even and Coleman shall have the right to distribute the Registered Securities a among partners and other lawyers of their respective firms; however, any such distributees shall take such Registered Securities subject to the restrictions contained in this Agreement and in the Registration Rights Agreement. Nothing herein shall restrict Fitch, Even, Coleman, or their distributees from exercising the Warrants while the underlying Warrant Shares are subject to the foregoing restrictions on public resale.

6. Distributee Information. Within five business days of the execution of this Agreement, Fitch, Even and Coleman hereby agree to provide Cytomedix with documents stating the identity of, and the amounts of Shares and Warrants to be issued to, their respective distributees.

7. Indemnification. Fitch, Even and Coleman hereby agree to indemnify and hold Cytomedix harmless from any and all claims or liability arising out of information provided to Cytomedix by Fitch, Even and Coleman, including, but not limited to, any information provided pursuant to Paragraph 6 above and any information provided pursuant to the Registration Rights Agreement.

8. Confidentiality. All financial terms of this Agreement and any other agreement between the Parties shall be kept confidential and will not, without the prior written consent of all Parties, be disclosed by the Parties, their officers, directors, partners, attorneys, employees, agents, shareholders, independent contractors, joint venturers or other affiliated or related persons, entities or representatives, in any manner whatsoever, unless required for a legitimate business purpose or pursuant to a binding legal requirement of disclosure.

9. Expenses. The Parties shall each pay their own expenses incident to the preparation, execution and delivery of this Agreement and the consummation of the transactions described herein or undertaken in connection herewith, including, but not limited to, all attorneys’ fees, accountants and other professional fees and expenses.

10. Heirs, Successors and Assigns. All covenants, agreements, representations and warranties of the Parties contained herein shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

11. Amendments. This Agreement may only be amended by a written agreement signed by all of the Parties hereto.

12. Additional Documents. Each of the Parties agrees to cooperate fully in the effectuation of the transactions contemplated hereby and to execute and obtain and deliver any and all additional documents or take such additional action as shall be reasonably necessary or appropriate for such purpose.

13. Counterparts. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15. Assignment. This Agreement shall not be assigned by any Party without the prior written consent of all other Parties.

16. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. With regard to any dispute in connection with this Agreement, the parties agree to the exclusive jurisdiction and venue of the federal or state courts sitting in Montgomery County, Maryland.

17. Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived in writing by the other party or Parties, provided, however, that any such waiver shall not be deemed a waiver of any other obligations, agreement or condition contained herein or a continuing waiver of such obligation, agreement or condition.

18. Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

CYTOMEDIX, INC.

By:
Kshitij Mohan, Chairman/CEO

FITCH, EVEN, TABIN & FLANNERY

By:
120 South LaSalle Street, Suite 1600 Chicago, IL 60603

THE COLEMAN LAW FIRM

By:
77 West Wacker Drive, Suite 4800 Chicago, Illinois 60601